Exhibit 10.23

August 29, 2014

[Addressee]

Re:    Retention Award Agreement

Dear [addressee]:

As you know, Tyson Foods, Inc. (hereinafter “Tyson”) has executed a definitive agreement to purchase all of the stock of Hillshire Brands Company (the “Company”). Tyson recognizes your contributions to the success of the Company, and wishes to encourage you to remain employed with Tyson as the new company moves on to greater success. To that end, I am pleased to advise you that in addition to the offer of an Employment Agreement, you have been selected to receive a Retention Award, as described under the terms outlined below. You understand that by accepting this offer for the Retention Award, you agree to permanently forego any severance pay and benefits that may be available to you under either the Hillshire Brands Company Severance Plan for Corporate Officers (the “Plan”) upon a Qualifying Termination following a Change in Control or under the Agreement and Plan of Merger among Tyson Foods, Inc., HMB Holdings, Inc. and The Hillshire Brands Company dated as of July 1, 2014 (the “Severance Pay”).
Amount of Retention Award.

The aggregate amount of the Retention Award is equal to $            .
Eligibility For Retention Award.

Your eligibility for the Retention Award begins upon your acceptance of both this letter agreement as well as your Employment Agreement. This letter agreement for the Retention Award extends for two (2) years following your acceptance (“Retention Period”).

During the Retention Period, you will continue to serve in the role described in your Employment Agreement and receive salary and benefits commensurate with your role and at least as favorable as those currently being paid by the Company, in accordance with the Employment Agreement.

Payment of the Retention Award

One-third of the Retention Award will be payable as of the date you accept this letter agreement (“Effective Date”). Another third will be on the payroll date coinciding with or next following the one-year anniversary of the Effective Date, and the final third will be payable on the payroll date coinciding with or next following the two-year anniversary of the Effective Date; provided that on any such payment date you have been in continuous employment with Tyson or an affiliate of Tyson and are an employee in good standing on that payment date. Notwithstanding the foregoing, if at any date before all of the Retention Award has been paid, you voluntarily terminate your employment with Tyson or you are involuntarily terminated by Tyson without Cause, you will remain entitled to the payment of the remaining portions of the Retention Award at the respective payment dates set forth in the above payment schedule. Further notwithstanding the foregoing, if at any date before all of the Retention Award has been paid, you die or become Disabled, you or your estate will be entitled to receive the balance of the Retention Award on the first administratively practicable payroll date following such event. If, prior to payment of all or any portion of the Retention Award, you are involuntarily terminated for Cause, you will not be entitled to any remaining payments of the Retention Award. This Retention Award Agreement does not interfere, alter, or modify any obligations of the parties to the Employment Agreement.

For this purpose, “Cause” and “Disability” have the same meanings as set forth in your Employment Agreement.

Other Terms and Conditions

Compensation for Other Benefit Plans. While you will be eligible for the Tyson benefit programs generally available to other executives in a similar position in accordance with the terms of those programs, you understand and acknowledge that the Retention Award will not be considered compensation under any Company or Tyson retirement or welfare benefit plan or program in which you participate.
Assignment or Transfer. None of your rights, benefits, obligations or duties under this letter agreement may be assigned or transferred to any person or entity, except by will or under the laws of descent and distribution. The Company’s rights and duties under this letter agreement shall be transferred to, and shall be binding on, any corporation or other entity which succeeds to the rights and obligations of Tyson by operation of law or otherwise.
Recovery of Payments. Tyson may require any individual to return any payments under this letter agreement, or portion thereof, made by mistake of fact or law, and Tyson shall have all remedies available at law for the recovery of such amounts.
Governing Law. The rights and obligations arising under this letter agreement are governed by and interpreted, construed and enforced in accordance with the laws of the State of Illinois without regard to its or any other jurisdiction’s conflicts of laws principles. The parties submit to the jurisdiction of the state and federal courts of the State of Illinois.
Severability. If any provision of this letter agreement is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of this letter agreement and this letter agreement will be construed and enforced as if such provision had not been included.

Confidentiality. By accepting the terms of this letter agreement, you agree to keep the terms confidential, and agree not to disclose the terms and conditions to third parties (except your immediate family and legal or financial advisors). Any breach of confidentiality will be considered cause for termination and result in the loss of your rights under this letter agreement with respect to any unpaid amounts.
Settlement and Section 409A. The parties acknowledge that they disagree on whether Severance Pay would be due under the Plan following the closing date and, therefore, are entering into this letter agreement to settle this bona fide dispute, as well as to induce continued employment with Tyson. The parties intend this letter agreement and the payments hereunder to be the settlement of a bona fide dispute under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and to be exempt from Section 409A pursuant to the short term deferral exception under Treas. Reg. Section 1.409A-1(b)(4). However, if any amount paid under the letter agreement is determined to be “deferred compensation” within the meaning of Section 409A and compliance with one or more of the provisions of this letter agreement causes or results in a violation of Section 409A, then such provision will be interpreted or reformed in the manner necessary to achieve compliance with Section 409A. If such provision cannot be interpreted or reformed in a compliant manner, Tyson agrees to gross you up for the Section 409A penalty taxes that apply to you as a result.
Amendment. This letter agreement may be amended only by a written instrument which is executed by both parties.
Acknowledgement and Waiver.

You understand that this letter agreement, together with the Employment Agreement, sets forth all of the agreements and understandings between Tyson and you with respect to the subject matter herewith and they supersede and terminate all prior agreements and understandings between the Company and you with respect to the subject matter of this letter agreement, including but not limited to the Plan. By your execution below, you hereby affirm and acknowledge that you voluntarily have chosen to accept the offer of the Retention Award contained in this offer letter, and waive, and agree not to assert, any claim that the offer of an Employment Agreement and the offer of the Retention Award contained herein would qualify you for any rights or eligibility for Severance Pay.

Please indicate your agreement to the foregoing by executing this letter agreement where indicated below.

By: _____________________________
Name:
Title:

AGREED TO AND ACKNOWLEDGED ON
THIS ___ DAY OF _________, 2014.

_________________________

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